Exhibit 99.1

Hepion Pharmaceuticals’ CRV431 Prevents Cirrhosis in Experimental Model of Severe Liver Disease

EDISON, N.J., November 20, 2019 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced that CRV431, an anti-fibrotic agent, prevented the development of liver cirrhosis in a highly aggressive, preclinical model of liver disease.

In this study, conducted by Physiogenex, S.A.S. (France), rats were administered the hepatotoxic compound, thioacetamide, for nine weeks to induce liver injury and fibrosis, in combination with either CRV431 or vehicle control for the entire study period. Blinded, histopathological analysis of the livers was conducted at the end of the study period.

In the vehicle control group, 50% (5 out of 10) of the animals developed cirrhosis, a severe form of liver disease that includes maximum levels of fibrotic scarring (F4 fibrosis; Kleiner scoring system). In contrast, none of the 10 CRV431-treated rats developed cirrhosis. Quantification of Sirius Red histological staining, another measure of fibrotic scarring, similarly revealed a mean reduction in the CRV431 treatment group of 49% compared to the vehicle control group, which was statistically significant (p = 0.008). These results suggest that the anti-fibrotic activity of CRV431 was primarily responsible for attenuating the progression to cirrhosis over the duration of the study.

“These findings are an important preclinical milestone for CRV431 because thioacetamide administration to rats is recognized to produce among the most severe liver disease of all experimental models. This model was a rigorous test of CRV431’s anti-fibrotic activity,” said Dr. Robert Foster, Chief Executive Officer of Hepion. “The results align with previous findings in other experimental models and highlight the tremendous potential of CRV431 as a treatment for liver diseases, including NASH, where progression to cirrhosis is a primary medical concern. Every fibrosis study that we have conducted thus far, whether in animals or in human liver slices, has demonstrated CRV431’s strong anti-fibrotic activity, contributing to a body of preclinical efficacy data that complements our ongoing human clinical trials.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com